Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600

Philadelphia, PA 19103

September 12, 2018

Franklin Limited Duration Income Trust

c/o Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, CA 94403-1906

RE:      Franklin Limited Duration Income Trust

            File Nos. 333-225639; 811-21357

We act as counsel for Franklin Limited Duration Income Trust, a closed-end management investment company registered under the Investment Company Act of 1940, as amended, (the “Fund”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Fund’s registration statement (the “Registration Statement”).

In this connection, we have examined the Registration Statement, and such other instruments and documents, as we have deemed pertinent (the “Transaction Documents”) which include the following:

(1)             An executed master loan purchase agreement with a marketplace lending platform from whom the Fund will purchase loans;

(2)             An executed master loan servicing agreement with a marketplace lending platform from whom the Fund will purchase loans;

(3)             The Fund’s Amended Certificate of Trust dated June 19, 2003;

(4)             The Fund’s Amended and Restated Agreement and Declaration of Trust dated June 19, 2003, as further amended to date; and

(5)             The Fund’s Amended and Restated Bylaws dated June 19, 2003, as further amended to date.

We have assumed that any future Transaction Documents that the Fund will enter into will conform in all material respects to the executed, amended or amended and restated documents provided to us.  For purposes of this opinion, we are assuming that the Fund will be operated in accordance with the Transaction Documents and the Registration Statement in all material respects and that the parties to the Transaction Documents will comply with the terms of the Transaction Documents in all material respects.  We have assumed that Marketplace Loans held by the Fund will be treated for federal income tax purposes as debt or interests in debt or derivatives referencing debt.  The classification as debt for federal income tax purposes requires not only that the transaction be documented as such but also that the parties treat the transaction as debt.  Thus, if each of the parties do not behave in a manner which is materially consistent with the obligations in the Transaction Documents and assuming that the loan agreement or promissory note, as applicable, used by each marketplace lending platform from whom the Fund purchases loans (a form of which was not available to us for examination) is documented as debt for federal income tax purposes and requires the parties to treat each loan or note as such for federal income tax purposes, the assets of the Fund may have a different classification for federal income tax purposes than is described below.

You have informed us, and we are assuming, that the assets of the Fund will consist, in part, of a portfolio of Marketplace Loans in the form of whole loans as set forth in the Registration Statement.  All of the assets of the Fund constitute the “Fund Assets.”

Based upon the foregoing and assuming the accuracy of the aforementioned representations and assumptions on the date hereof as well as continuing satisfaction of such representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable we are of the opinion that, under existing United States Federal income tax law:

(i)

the Fund’s current and proposed methods of operation as described in the Registration Statement and the Transaction Documents should enable it to satisfy the diversification requirements necessary to be classified as a regulated investment company (“RIC”) under the Subchapter M of the Internal Revenue Code (the “Code”);

(ii)

the identified borrowers under the Marketplace Loans in the form of whole loans (or undivided interests in such whole loans) included in the Fund Assets should each be treated as the issuers of the loans for the purposes of Code Section 851; and

(iii)

in respect of Marketplace Loans in the form of whole loans (or undivided interests in such whole loans) held by an entity treated as a grantor trust for federal income tax purposes an undivided interest in which is held by the Trust, the issuer for the purposes of the RIC tests under the Code should be the identified borrower on the whole loans held by the grantor trust.

The Marketplace Lending Instruments other than Marketplace Loans in the form of whole loans may be treated as having an issuer other than the underlying borrower because the IRS and court authority interpreting such investments may be less clear.  For example, pass-through obligations (obligations of a marketplace lending platform that only create an obligation to pay a note purchaser to the extent that the lending platform receives cash) could be viewed as an indirect undivided interest in the referenced loans or they could be viewed as a derivative instrument referencing a pool of loans.  The IRS and court authorities interpreting such investments on the issue of determining the issuer could produce different results depending upon such characterization.  If such pass-through obligations were treated as indirect undivided interests in the reference loans, available authorities would indicate the underlying borrowers were the issuer.  If such pass-through obligations were treated as a derivative instruments, available authorities would indicate the marketplace lending platform was the issuer.

Our opinion is based on the Code, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof.  Consequently, future changes in such laws, the regulations promulgated thereunder (or interpretations of such laws or regulations) and other relevant authorities and law, including, but not limited to, court cases, may cause the tax treatment of the transaction to be materially different from that described above and could adversely affect the Fund and its ability to qualify as a RIC under Subchapter M of the Code.  This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. No statutory, judicial or administrative authority directly discusses how the notes, certificates and other alternative lending securities in which the Fund will invest should be treated for tax purposes. As a result, the tax treatment of the Fund’s investment in the alternative lending securities is uncertain. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding not on the Internal Revenue Service and has no official status of any kind.  The Internal Revenue Service could disagree with the opinion expressed herein.  Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case.  In evaluating these tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States Federal, state, local or foreign law.

The Committee on Legal Opinions of the American Bar Association promulgated the “Third-Party Legal Opinion Report, Including the Legal Opinion Accord,” (the “ABA Guidelines”) in 1991.  Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions).  In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

Stradley Ronon Stevens & Young, LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.  In addition, Stradley Ronon Stevens & Young, LLP consents to the Fund referring to this opinion in the prospectus contained in the Registration Statement and attaching this opinion as an exhibit to the Registration Statement.

Respectfully submitted, /s/ Stradley Ronon Stevens & Young, LLP

3